EXHIBIT O
 to the
Distribution Agreement

BAIRD SMALL/MID CAP VALUE FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Distribution Agreement of which this Exhibit is a part.

Executed as of this 30th day of November, 2015.

The Corporation:

BAIRD FUNDS, INC.

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek, President

The Distributor:

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Reik Read
Reik Read, Managing Director